UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: October 20, 2008

(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On October 21, 2008, Akamai Technologies, Inc., a Delaware corporation (“Akamai”), announced that it had entered into an Agreement and Plan of Merger dated October 20, 2008 (the “Merger Agreement”) by and among Akamai, Arrow Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Akamai (the “Merger Sub”), iB Holdco Inc, a Delaware corporation (“HoldCo”), I-Behavior Inc., a Delaware corporation and a wholly-owned subsidiary of HoldCo (“I-Behavior”), aCerno Inc., a Delaware corporation and a wholly-owned subsidiary of I-Behavior (“acerno”), IB Spinco LLC, a Delaware limited liability company (“SpinCo”), the sole member of which is HoldCo, and Shareholder Representative Service, LLC, a Colorado limited liability company. Pursuant to the Merger Agreement, Merger Sub will merge with and into HoldCo (the “Merger”) and at the time of the closing of the Merger, Akamai will acquire all of the outstanding equity of HoldCo in exchange for approximately $92 million in cash, subject to certain closing adjustments. In addition, Akamai has agreed to pay up to an additional $8 million in the event acerno meets certain performance metrics during the fourth quarter of 2008.

The Merger Agreement further provides that, upon the closing of the Merger, all (i) outstanding vested options to purchase Holdco’s common stock granted pursuant to Holdco’s stock option plan will be cancelled in exchange for the right to receive a cash payment in connection with the Merger, (ii) unvested options to purchase Holdco’s common stock held by acerno employees who will be employed by Akamai following the Merger will be assumed by Akamai and represent the right to receive common stock of Akamai in accordance with the terms set forth in the Merger Agreement and (iii) unvested options to purchase Holdco’s common stock held by individuals who will not be employed by Akamai following the Merger will be cancelled.

Holdco, I-Behavior, acerno and Spinco (collectively, the “Holdco Entities”) have made certain representations and warranties to Akamai in the Merger Agreement and agreed to comply with certain covenants in the Merger Agreement. Subject to certain limitations, Akamai is entitled to be indemnified for any breach of these representations, warranties and covenants.

Immediately prior to the closing of the Merger, (1) certain of the assets and liabilities associated with I-Behavior will be transferred and assigned to SpinCo and (2) the equity interests in Spinco with be distributed to the shareholders of Holdco as part of a recapitalization and redemption transaction (the “Distribution”). As a result of the Distribution, in the Merger, Akamai will acquire only the acerno online advertising cooperative business. The current Holdco stockholders will continue to own the I-Behavior business. The closing of the Merger is subject to customary closing conditions. The HoldCo stockholders have already approved the Merger.

A copy of the press release announcing the signing of the Merger Agreement is filed herewith as Exhibit 99.1.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On October 20, 2008, Akamai’s Board of Directors elected C. Kim Goodwin as a director to fill a newly-created vacancy on its Board of Directors. Ms. Goodwin was designated as a Class III member of the Board of Directors and was elected to serve until the 2011 Annual Meeting of Stockholders or her successor is duly appointed and qualified. Ms. Goodwin most recently served as Managing Director and Head of Equities, Globally for Credit Suisse’s Asset Management Division, responsible for the management of all Credit Suisse equity products in the Americas, Europe and Asia

Pacific. Ms. Goodwin was recommended to the Board of Directors by the Nominating and Corporate Governance Committee in accordance with the provisions of the Nominating and Corporate Governance Committee Charter. Ms. Goodwin previously served as a director of Akamai from February 2004 to November 2006, when she joined Credit Suisse.

There are no arrangements or understandings between Ms. Goodwin and any other person pursuant to which Ms. Goodwin was elected as a director. Ms. Goodwin has been appointed to serve on the Audit Committee and the Compensation Committee of the Board of Directors. There are no transactions in which Ms. Goodwin has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Goodwin was granted an option, pursuant to Akamai’s 2006 Stock Incentive Plan, to purchase 6,250 shares of Akamai’s common stock with an exercise price of $14.85, the closing share price of Akamai’s common stock on the date of grant, October 21, 2008. Such option will vest over a four-year period so long as Ms. Goodwin remains a member of the Board of Directors.

A copy of the press release announcing Ms. Goodwin’s election is filed herewith as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit 99.1	Press Release dated October 21, 2008

Exhibit 99.2	Press Release dated October 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2008	AKAMAI TECHNOLOGIES, INC.

	By:	/s/ Melanie Haratunian
Melanie Haratunian, Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 21, 2008

99.2	Press Release dated October 21, 2008